Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

February 1, 2011

among

LIFECARE HOLDINGS, INC.,

as Borrower,

LCI HOLDCO, LLC

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arranger and Sole Bookrunner

GE CAPITAL MARKETS, INC.,

as Joint Lead Arranger

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

BANC OF AMERICA, N.A. and GLEACHER & COMPANY,

as Co-Documentation Agents

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SCHEDULES:

Schedule 1.1	— Existing Letters of Credit
Schedule 2.01	— Commitments
Schedule 3.05	— Real Property
Schedule 3.07	— Compliance with Laws, Healthcare Laws
Schedule 3.08(a)	— Payor Contracts; Provider Agreements
Schedule 3.08(b)	— Accreditation Matters
Schedule 3.08(c)	— Medicare Healthcare Facility Matters
Schedule 3.08(d)	— Medicaid Healthcare Facility Matters
Schedule 3.08(e)	— Cost Report Matters
Schedule 3.08(f)	— Healthcare Facilities
Schedule 3.13	— Subsidiaries
Schedule 3.14	— Insurance
Schedule 4.01	— Local Counsel
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.10	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Ropes & Gray LLP
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Affiliate Subordination Agreement
Exhibit F	— Form of Parent Guaranty
Exhibit G	— Form of Subsidiary Guaranty
Exhibit H	— Form of Mortgage
Exhibit I	— Form of Solvency Certificate
Exhibit J	— Form of Business Associate Agreement
Exhibit K	— Form of New Lender Supplement
Exhibit L	— Form of Increase Facility Activation Notice
Exhibit M-1	— Form of United States Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships or Pass-Thru Entities for U.S. Federal Income Tax Purposes
Exhibit M-2	— Form of United States Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships or Pass-Thru Entities for U.S. Federal Income Tax Purposes
Exhibit M-3	— Form of United States Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships or Pass-Thru Entities for U.S. Federal Income Tax Purposes
Exhibit M-4	— Form of United States Tax Compliance Certificate for Non-U.S. Participants that are Partnerships or Pass-Thru Entities for U.S. Federal Income Tax Purposes

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CREDIT AGREEMENT dated as of February 1, 2011 (this “Agreement”), among LIFECARE HOLDINGS, INC., a Delaware corporation, LCI HOLDCO, LLC, a Delaware limited liability company, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent and collateral agent for such lenders.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement substantially in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent” means JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and/or Collateral Agent, and each of its Affiliates and successors acting in any such capacity. The Administrative Agent may act on behalf of or in place of any Person included in the “Agent”.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Applicable Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the total Revolving Extensions of Credit, the Applicable Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Applicable Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Applicable Rate” means, for any day, with respect to (a) any Term Loan that is an ABR Loan, 12.25% per annum, (b) any Term Loan that is a Eurodollar Loan, 13.25% per annum and (c) any Revolving Loan that is an ABR Loan or a Eurodollar Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the Borrower shall have delivered the financial statements and certificate required by Section 5.01(a) and Section 5.01(c) for the period ended on March 31, 2011, the “Applicable Rate” shall be Category 1:

Leverage Ratio:	Revolving Loan ABR Spread	Revolving Loan Eurodollar Spread	Commitment Fee Rate
Category 1: Greater than or equal to 5.00 to 1.00	6.75%	7.75%	0.50%
Category 2: Less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00	6.50%	7.50%	0.50%
Category 3: Less than 4.50 to 1.00 and greater than or equal to 3.50 to 1.00	6.00%	7.00%	0.50%
Category 4: Less than 3.50 to 1.00 and greater than or equal to 3.00 to 1.00	5.25%	6.25%	0.50%
Category 5: Less than 3.00 to 1.00	4.75%	5.75%	0.375%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that, at the option of the Required Lenders, the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means J.P. Morgan Securities LLC, in its capacities as sole lead arranger and sole bookrunner.

“Asset Disposition” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings, the Borrower or any Subsidiary, other than (i) any disposition resulting in Net Proceeds, whether through a single transaction or a series of related transactions, not exceeding $250,000, (ii) any financing transaction in the form of a sale and leaseback transaction with respect to a hospital constructed or acquired by Holdings, the Borrower or any Subsidiary after the Closing Date, provided that such financing transaction occurs within 180 days after such construction or acquisition and the proceeds do not exceed the greater of (A) the cost and (B) the fair market value thereof and (iii) other dispositions resulting in aggregate Net Proceeds not exceeding $750,000 during any fiscal year of the Borrower and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary, but only in the case of this clause (b) to the extent that the application of the Net Proceeds of such event to the prepayment of the Term Loan hereunder would not violate any applicable laws.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding under applicable bankruptcy or other debtor relief laws, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means LifeCare Holdings, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Associate Agreement” means a business associate contract (as defined by the HIPAA privacy regulations at 45 C.F.R. Section 164.504(e)(1)) by and between each Health Care Facility and any Loan Party that is a “covered entity” (as defined in HIPAA), and the Agent in the form of Exhibit J.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) to the extent permitted by this Agreement, a reinvestment of the Net Proceeds of any Asset Disposition in accordance with Section 2.11(c), (c) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Restricted Subsidiary thereof) and for which neither Holdings, the Borrower nor any Restricted Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (e) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or (g) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time. Anything contained herein to the contrary notwithstanding, the term “Capital Expenditures” shall include the cost of any property (other than property acquired in a Permitted Acquisition) that is subject to a sale and leaseback transaction that does not constitute an Asset Disposition by reason of clause (a)(iii) of the definition thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” that will be treated as operating leases upon a sale and leaseback transaction within 180 days after the completion of construction thereof), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means:

(a) the Borrower ceases to be a direct wholly-owned Subsidiary of Holdings;

(b) prior to an IPO, the failure by the Permitted Holders to own (and retain the right to vote), directly or indirectly through wholly owned investment vehicles, Equity Interests in Holdings representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings;

(c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record (except as may be held of record by the Depository Trust Company after such IPO), by (i) any Person (other than a Permitted Holder) or (ii) any Persons (other than one or more Permitted Holders) that together (A) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, of Equity Interests in Holdings representing more than 35% of the aggregate voting power represented by the outstanding Equity Interests in Holdings and representing a greater percentage of such aggregate ordinary voting power than that represented by Equity Interests in Holdings owned directly or indirectly through one or more Parents by one or more Permitted Holders;

(d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings, (ii) appointed by Persons so nominated or (iii) otherwise designated by the Sponsor; or

(e) the occurrence of a “Change of Control”, as defined in the Senior Subordinated Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is February 1, 2011.

“CMS” means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any Security Document, and shall include the Mortgaged Properties.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Loan Documents.

“Collateral Agreement” means the Security Agreement by Holdings, the Borrower and the Subsidiary Loan Parties party thereto in favor of the Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Agent shall have received from each Loan Party either (i) in the case of each Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) the Agent shall have received from each Loan Party either (i) in the case of Holdings, a counterpart of the Parent Guaranty duly executed and delivered on behalf of Holdings or, in the case of each Subsidiary Loan Party, a counterpart of the Subsidiary Guaranty duly executed and delivered on behalf of such Subsidiary Loan Party or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to the Subsidiary Guaranty, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(c) all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests of any “first-tier” Foreign Subsidiary directly owned by a Loan Party) and the Agent shall have received all certificates or other instruments, if any, representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be pledged or assigned as security pursuant to the Collateral Agreement (except to the extent any such pledge or assignment would violate applicable law), and the Agent shall have received any promissory notes evidencing such Indebtedness, together with note powers or other instruments of transfer with respect thereto endorsed in blank, and all such Indebtedness shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

(e) except as otherwise specifically contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement (including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(f) as soon as commercially practicable but in any event within 30 days (or 90 days in the case of clauses (ii) and (iii) below) of the Closing Date (or such longer period as the Agent may determine in its sole discretion) in the case of Mortgaged Property described in clause (a) of the definition of the term Mortgaged Property and within 60 (or 90 days in the case of clauses (ii) and (iii) below) days of the date of the acquisition of Mortgaged Property (or such longer period as the Agent may determine in its sole discretion) described in clause (b) of the definition of the term Mortgaged Property, the Agent shall have received with respect to each Mortgaged Property:

(i) counterparts of a Mortgage duly executed, acknowledged and delivered by the record owner of such Mortgaged Property, and suitable for recording or filing;

(ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Agent or the Required Lenders may reasonably request;

(iii) an American Land Title Association/American Congress on Surveying and Mapping form survey, and dated a recent date reasonably acceptable to the Agent certified to the Agent and the title insurance company in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the real property described in such surveys is located and acceptable to the Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent, or such other documentation sufficient to allow the issuer of the title insurance policy for the benefit of the Lenders to issue such policy (1) without a survey exception, and (2) with the following endorsements: same as survey endorsement; access endorsement; continguity endorsement; comprehensive endorsement; and address endorsement to the extent reasonably requested by the Agent and available at regular rates in the state where the Mortgaged Property is located; and

(iv) to the extent reasonably requested by the Administrative Agent, a legal opinion of local counsel covering the enforceability of the Mortgage and a legal opinion of counsel as to corporate authority, each in form and substance, and from counsel, reasonably satisfactory to the Agent; and

(g) except as otherwise specifically contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary in this Agreement or in any Security Document, no Loan Party shall be required to perfect security interests, liens or mortgages in particular assets or property of such Loan Party if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the burden of perfecting such security interests, liens or mortgages is excessive in relation to the benefits to the Lenders therefrom.

“Commitment” means a Revolving Commitment, a Term Loan Commitment or any combination thereof (as the context requires).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations), of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below (other than payments or prepayments of Term Loans) that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in the Borrower’s consolidated interest expense for such period, amounts attributable to amortization of financing costs, plus (ii) to the extent included in the Borrower’s consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind or other non-cash interest expense, plus (iii) to the extent included in the Borrower’s consolidated interest expense for such period, any one time financing fees, including those paid in connection with the Transactions, or in connection with any amendment of the Agreement, plus (iv) cash interest income of the Borrower and the Subsidiaries for such period. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Swap Agreements (other than early termination payments).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (net of interest income for such period), (ii) consolidated income tax expense for such period, including state franchise and similar taxes, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges or expenses for such period other than any non-cash charges or expenses relating to write-offs or write-downs with respect to accounts receivable (provided, however, that if any such non-cash charges or expenses represent an accrual or reserve for potential cash items in any future period, any cash payment or expenditure made with respect to any such non-cash charge in such future period shall be subtracted in computing Consolidated EBITDA for such future period), including, without limitation, any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses, (v) non-recurring fees, charges and expenses of the Borrower and the Subsidiaries payable in connection with the Transactions, issuance of Equity Interests, incurrence, refinancing or retirement of Indebtedness permitted hereunder (including, for the avoidance of doubt, refinancing or retirement of Senior Subordinated Debt) or any Permitted Acquisition or other Investment permitted hereunder (in each case whether or not successful), (vi) non-recurring charges and expenses with respect to severance costs, relocation, integration and closings and consolidation, provided that such charges or expenses are identified as nonrecurring and set forth in reasonable detail in a schedule to the certificate of a Financial Officer pursuant to Section 5.01(c)(x), (vii) to the extent actually reimbursed, losses, charges or expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, (viii) to the extent covered by insurance, losses, charges or expenses with respect to liability or casualty events or business interruption, (ix) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) paid under Section 6.09(e) in an amount, with respect to such fees (but not expenses), not to exceed $500,000 per fiscal year and (x) the amount of startup losses at any long-term acute care hospital, skilled nursing facility or other rehabilitation or post-acute care service operated by the Borrower or its Subsidiaries that are incurred on or prior to eighteen months after such facility has been certified as a long-term acute care hospital, skilled nursing facility or other rehabilitation or post-acute care service, as applicable, which amount will be based on a calculation in good faith by the Borrower as set forth in a certificate from a Financial Officer delivered to the Administrative Agent, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any non-cash gains or other non-cash items of income (excluding, in each case, the accrual of revenue and the reversal of reserves) for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain or other non-cash item of income shall be included in Consolidated EBITDA for the period in which received).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(a) (i) net income for such period of any Person (A) that is not a Subsidiary of such Person, (B) that is an Unrestricted Subsidiary or (C) that is accounted for by the equity method of accounting, shall in each case be included as an increase to

Consolidated Net Income to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period; and (ii) the net income for such period shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i); and

(b) there shall be excluded:

(i) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary;

(ii) the cumulative effect of any change in accounting principles during such period;

(iii) any gain or loss realized upon the sale or other disposition of any assets of the Borrower or its Subsidiaries that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person and any extraordinary gains or losses;

(iv) any non-cash SFAS 133 income (or loss) related to hedging activities;

(v) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(vi) any non-cash impairment charges resulting from the application of SFAS Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141;

(vii) any non-cash expense or gain related to recording of the fair market value of Swap Agreements, in each case entered into in the ordinary course of business and not for speculative purposes;

(viii) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52; and

(ix) the purchase accounting effects of adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization, write-down or write-off of any amounts thereof.

“Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Borrower and the Subsidiaries most recently delivered by the Borrower pursuant to Section 5.01 on or prior to such date of determination.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Loan Party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement in a form that is reasonably satisfactory to the Agent establishing the Agent’s control with respect to any deposit account or securities account.

“Cost Reports” means any cost reports filed in connection with any Medicaid Provider Agreement or Medicare Provider Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank or any Lender.

“Debt Issuance” means (a) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a)(i)-(xviii) and (b) the incurrence of any Permitted Subordinated Indebtedness and Permitted Holdings Debt, the proceeds of which are not applied pursuant to Section 6.01(a)(xviii)(A).

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Equity Proceeds” means Equity Proceeds received by Holdings and contributed by Holdings in cash to the common equity of the Borrower that are not required to be applied to prepay the Term Loans pursuant to Section 2.11(c), other than any such Equity Proceeds received by Holdings from officers, employees, directors or consultants of Holdings, the Borrower or its Subsidiaries under stock purchase, stock option or other incentive plans or arrangements.

“Eligible Equity Proceeds Uses” means the use by the Borrower of Eligible Equity Proceeds to (a) prepay Term Loans pursuant to Section 2.11(a), (b) make Permitted Acquisitions, (c) make Investments pursuant to Section 6.04(m), (d) make Restricted Payments pursuant to Section 6.08(a)(iv), (e) repurchase or repay Indebtedness pursuant to Section 6.08(b)(v) or (f) make Capital Expenditures.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources, human health and safety from exposure to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Proceeds” means the Net Proceeds received by Holdings from contributions to its common equity or from the issuance and sale of its common Equity Interests or Non-Cash Pay Preferred Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) the failure of any Plan of any of the Loan Parties or their ERISA Affiliates to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of the Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the incurrence of the Loan Parties or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by the Loan Parties or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (other than non-cash charges to the extent that they represent a reserve for future cash payments or to the extent any cash payment is made in respect thereof) deducted in determining such Consolidated Net Income for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of reclassification of items from short-term to long-term) plus (ii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries increased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of reclassification of items from long-term to short-term) plus (iii) the net amount, if any, by which the deferred income taxes of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus

(e) the sum of (i) Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness, or deducted in a prior fiscal year pursuant to clause (k) of this definition) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other capital investments (other than Permitted Investments and except to the extent financed by incurring Long-Term Indebtedness); minus

(f) Taxes for which reserves have been established in accordance with GAAP, to the extent not reflected in the computation of Consolidated Net Income, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such Taxes reduced Consolidated Net Income; minus

(g) cash expenditures made in respect of Swap Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income; plus

(h) cash payments received in respect of Swap Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income; minus

(i) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (but only to the extent Revolving Commitments were not simultaneously reduced), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d) and (iii) repayments or prepayments of Long-Term Indebtedness made with Eligible Equity Proceeds or financed by incurring other Long-Term Indebtedness; minus

(j) to the extent the payments made with the proceeds thereof have not been deducted in calculating such Consolidated Net Income, permitted dividends and distributions or repurchases of its Equity Interests paid in cash by the Borrower during such fiscal year and permitted dividends paid in cash by any Subsidiary during such fiscal year to any Person other than Holdings, the Borrower or any of the Subsidiaries, in each case pursuant to and in accordance with Section 6.08 (other than Section 6.08(a)(iv)); minus

(k) Capital Expenditures that the Borrower or any Subsidiary shall, during such fiscal year, become obligated to make but that are not made during such fiscal year (except to the extent intended to be financed by incurring Long-Term Indebtedness), provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 105 days after the end of such fiscal year, signed by an officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following fiscal year; minus

(l) amounts paid in cash during such fiscal year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in a prior fiscal year and were added back in determining Excess Cash Flow in respect of such prior fiscal year.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document, (a) net income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States federal withholding Tax that is in effect (including all Taxes imposed pursuant to FATCA) and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17(a), (d) Other Connection Taxes, (e) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(f)(i), unless such failure is due to a Change in Law after the Lender became a party to this Agreement or where compliance with Section 2.17(f)(i) is not required.

“Executive Order” has the meaning assigned to such term in Section 3.23.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 1, 2005 among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto, as amended by that certain Amendment No. 1 to the Credit Agreement, dated as of May 2, 2007 and that certain Amendment No. 2 to the Credit Agreement, dated as of December 6, 2007, each such amendment by and among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent, and each of the lenders from time to time party thereto.

“Existing Letter of Credit Issuer” means JPMorgan Chase Bank, N.A.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the Code (including any amendment or successor to any such Section so long as such amendment or successor is substantially similar to the reporting and withholding obligations of Sections 1471 through 1474 of the Code as of the date of this Agreement), and including any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence as of the date of this Agreement or promulgated or published thereafter.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 6.14, 6.15 and 6.16.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.23.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America includes the United States, each State thereof and the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means Holdings and the Subsidiary Loan Parties.

“Hazardous Materials” means (i) any petroleum products or byproducts, radon gas, asbestos, toxic mold, urea formaldehyde foam insulation, polychlorinated biphenyls,

chlorofluorocarbons and all other ozone-depleting substances; or (ii) any chemical, material, substance or waste that is prohibited, limited, defined or regulated as a “hazardous” or “toxic” material, substance or waste by or pursuant to any applicable Environmental Law.

“Healthcare Facility” or “Healthcare Facilities” means the hospitals, medical office buildings and other healthcare facilities directly or indirectly owned or leased by Holdings, the Borrower or any of the Subsidiaries.

“HHS” means the United States Department of Health and Human Services.

“HIPAA” means the privacy, transaction and security provisions of the Health Insurance Portability and Accountability Act of 1996, as it may be amended, and all regulations promulgated thereunder, as they may be amended from time-to-time.

“Holdings” means LCI Holdco, LLC, a Delaware limited liability company.

“Inactive Subsidiary” means a Subsidiary that (a) conducts no business operations, (b) has total assets with a fair market value of not more than $500,000 individually and, together with all other Inactive Subsidiaries, not more than $2,000,000 in the aggregate and (c) has no Indebtedness outstanding. The Borrower shall designate in writing to the Administrative Agent prior to the Closing Date and from time to time thereafter as requested by the Administrative Agent the Subsidiaries which constitute the “Inactive Subsidiaries.”

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit L.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) earn-out obligations until such obligations become due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business) to the extent the same would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the maximum amount (after giving effect to all reductions and drawings that have been reimbursed) of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the four consecutive fiscal quarters ending on such date, the ratio of (a) Consolidated EBITDA for such period of four fiscal quarters to (b) Consolidated Cash Interest Expense for such period of four fiscal quarters. For purposes of calculating the Interest Coverage Ratio with respect to any period during which any Specified Transaction occurs, the Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or one or two weeks thereafter until the earlier of March 1, 2011 and the date on which the Administrative Agent has notified the Borrower that syndication of the Commitments hereunder has been completed as determined by the Arranger), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets) and minus (x) the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, and (y) the amount of any dividend or distribution paid to the investor in cash with respect to such Investment, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.

“IPO” means a bona fide underwritten initial public offering (other than a public offering pursuant to a registration statement on Form S-8) of voting common stock of Holdings or a Parent which generates cash proceeds to Holdings or such Parent of at least $50,000,000.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and each other Lender appointed as an Issuing Bank hereunder pursuant to Section 2.05(k) and, in each case, its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Commission” means the entity formerly known as the Joint Commission on Accreditation of Healthcare Organizations.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, with respect to the last day of any period, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date. For purposes of calculating the Leverage Ratio with respect to any period during which any Specified Transaction occurs, the Leverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranties and the Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability. For purposes of determining the Long-Term Indebtedness of the Borrower and the Subsidiaries, Indebtedness of the Borrower or any Subsidiary owed to Holdings, the Borrower or a Subsidiary shall be excluded.

“Majority Revolving Lenders” means, at any time, Lenders having Revolving Extensions of Credit and unused Revolving Commitments that together represent more than 50% of the sum of the total Revolving Extensions of Credit and unused Revolving Commitments at such time.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party or (iii) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary, including its subsidiaries, which meets any of the following conditions: (a) Holdings’, the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year, (b) the consolidated assets of such Subsidiary exceed 5% of the consolidated total assets of Holdings and the Subsidiaries as of the end of the most recently completed fiscal year or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds 5% of the consolidated pre-tax income from continuing operations of Holdings and the Subsidiaries for such period.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any successor statute thereto.

“Medicaid Certification” means certification by CMS or a state agency or entity under contract with CMS that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third-party payor programs.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any successor statute thereto.

“Medicare Certification” means certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” means an agreement entered into between a state agency, CMS or other such entity administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, HHS, CMS, the OIG, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, trust deed, deed of trust, deed to secure debt, assignment of leases and rents or other security document granting a Lien on any real property and improvements thereto to secure the Obligations delivered on or after the Closing Date pursuant to Section 5.13. Each Mortgage shall be substantially in the form of Exhibit H hereto (with such changes as may be reasonably satisfactory to the Agent and its counsel to account for local law matters), and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means (a) each parcel of real property and the improvements thereto owned by a Loan Party and identified as a Mortgaged Property on Schedule 3.05, and (b) each other parcel of real property and improvements thereto acquired by a Loan Party after the Closing Date with respect to which a Mortgage is granted pursuant to Section 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any debt instrument or equity security received as non-cash proceeds, but only as and when received (excluding, for the avoidance of doubt, any interest payments), (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by Holdings, the Borrower and the Subsidiaries to third parties (including Affiliates, if permitted by Section 6.09) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such nonutilization is determined), and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (provided that any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by a Financial Officer.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding cash, Permitted Investments and current deferred income taxes) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Lender” has the meaning assigned to such term in Section 2.20(b).

“New Lender Supplement” has the meaning assigned to such term in Section 2.20(b).

“Non-Cash Pay Preferred Stock” means preferred stock or other preferred securities or membership interests of a Parent, Holdings or the Borrower which (i) are not mandatorily redeemable, in whole or part, or required to be repurchased or reacquired, in whole or part, by Holdings, the Borrower or any Subsidiary, and which do not require any payment of cash dividends or distributions (it being understood that accrued dividends shall be permitted), in each case, prior to the date that is six months after the Term Loan Maturity Date (other than upon an event of default, asset sale or change of control, provided, that any such payment is subject to the prior repayment in full of the Loans and the other Obligations that are accrued and payable and termination of the Commitments hereunder), (ii) are not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) are not guaranteed by Holdings, the Borrower or any Subsidiary and (iv) are not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary, except at the option of the Borrower and subject to compliance with Section 6.01(a), or any preferred stock or other Equity Interest (other than common equity of Holdings or other Non-Cash Pay Preferred Stock).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“OIG” means the Office of the Inspector General of HHS.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender or the Issuing Bank, as the case may be, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and the jurisdiction imposing such Taxes (other than a connection arising solely from the Administrative Agent, such Lender or the Issuing Bank having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold, assigned or participated an interest in any Loan Document).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, intangible, mortgage recording or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means any direct or indirect parent of Holdings organized at the direction of the Permitted Holders, which directly or indirectly owns 100% of the Equity Interests of Holdings, and the sole asset of which is 100% the Equity Interests of Holdings or of another direct or indirect parent of Holdings.

“Parent Guaranty” means the Parent Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. “Perfection Certificate” means a certificate in the form of Exhibit D hereto or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party (including an acquisition by Holdings in which the acquired assets are contributed to the Borrower) of all or substantially all the assets or business of, or at least 85% of each class of Equity Interests in, a Person or division, business unit or line of business of a Person, if (a) immediately after giving effect thereto, no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, the unused Revolving Commitments and unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries is at least $10,000,000, (c) such acquired Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and substantially all the business of such acquired Person or business consists of one or more Permitted Businesses and all or substantially all of the consolidated gross operating revenues of such acquired Person or business for the most recently ended period of twelve months is derived from domestic operations in the United States of America, (d) each Subsidiary resulting from such acquisition (and which survives such acquisition) shall become as and in the time period required in Section 5.12 a Subsidiary Loan Party and at least 85% of the Equity Interests of each such Subsidiary shall be owned directly by the Borrower and/or Subsidiary Loan Parties all other requirements of Section 5.12 shall be within the time periods specified therein, complied with, (e) the Borrower and the Subsidiaries are in Pro Forma Compliance with the financial covenants set forth in Section 6.15 and Section 6.16, to the extent then applicable, after giving effect to such acquisition, computed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of the relevant period for testing compliance and (f) the Borrower has delivered to the Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.

“Permitted Business” means the ownership and operation of long term acute care hospitals, rehabilitation facilities, skilled nursing facilities, behavioral facilities, other specialized hospitals and related activities.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s, construction and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) liens and other encumbrances shown as exceptions in the title insurance policies insuring the Mortgages;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (i) TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. and their Affiliates (but excluding any portfolio companies of the foregoing) and (ii) any members of management of the Borrower as of the Closing Date.

“Permitted Holdings Debt” means Indebtedness of Holdings which (i) provides for payment of all interest in like-kind Indebtedness and does not require or permit interest to be paid in cash prior to the date that is five years after the issuance of such Indebtedness, (ii) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions that are no more restrictive than the comparable provisions of the Senior Subordinated Debt Documents as in effect on the Closing Date), in each case, prior to the date that is six months after the Term Loan Maturity Date, (iii) does not contain default provisions or covenants that are more restrictive than the comparable provisions of the Senior Subordinated Debt Documents as in effect on the Closing Date, (iv) does not contain provisions cross defaulting such Indebtedness to non-payment defaults under other Indebtedness, other than failure to pay at maturity, (v) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (vi) is not Guaranteed by the Borrower or any Subsidiary, (vii) is not exchangeable or convertible into Indebtedness of Holdings (except other Permitted Holdings Debt), the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity or Non-Cash Pay Preferred Stock of a Parent or Holdings, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (viii) if subordinated, is subordinated to the Obligations pursuant to a written instrument delivered, and reasonably satisfactory, to the Administrative Agent or on terms no less favorable in any material respect to the Lenders than the subordination terms applicable to the Senior Subordinated Debt.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within two years from the date of acquisition thereof;

(b) investments in commercial paper (other than commercial paper issued by Holdings, the Borrower, the Permitted Holders or any of their Affiliates) maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 (or the equivalent thereof) from S&P or P-1 (or the equivalent thereto) by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P;

(f) investments in money market funds that comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) shares of restricted mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions that are no more restrictive than the comparable provisions of the Senior Subordinated Debt Documents as in effect on the Closing Date), in each case, prior to the date that is six months after the Term Loan Maturity Date, (ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) is not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary (other than Permitted Subordinated Indebtedness) or any preferred stock or other Equity Interest (other than common equity or Non-Cash Pay Preferred Stock, provided that any such exchange or conversion, if effected, would not result in a Change in Control) and (iv) is, together with any Guarantee thereof by any Subsidiary, subordinated to the Obligations pursuant to a written instrument delivered, and reasonably satisfactory, to the Administrative Agent or on terms no less favorable in any material respect to the Lenders than the subordination terms applicable to the Senior Subordinated Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.13(e).

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any (a) Asset Disposition (other than arising out of any sale, transfer or other disposition pursuant to Section 6.05(a), (b), (c), (d) (solely with respect to sale and leaseback transactions consummated in connection with a Permitted Acquisition with respect to real property acquired in connection with such Permitted Acquisition) or (i)), (b) Debt Issuance or (c) Specified Equity Issuance.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect for dollars at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 3.04(b).

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to the Interest Coverage Ratio, Leverage Ratio, Senior Secured Leverage Ratio, any test or any Financial Covenant, that for any Specified Transaction or incurrence of Indebtedness that has been consummated (or in the case of any Specified Transaction or incurrence of Indebtedness for which Pro Forma Compliance is required) in any period (and all other Specified Transactions that have been consummated during the applicable period), such Specified Transaction or incurrence of Indebtedness and the following transactions in connection therewith, shall be deemed to have occurred as of the first day of the applicable period of measurement in such financial definition, test or Financial Covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Disposition involving all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, or the designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or the designation of an Unrestricted Subsidiary as a Subsidiary, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that pro forma adjustments described in the foregoing clause (a) with respect to Permitted Acquisitions shall be applied to give effect to any reduction in overhead expenses projected by the Borrower in good faith to be realized, or all necessary steps for the realization thereof to be taken, within six months of such Permitted Acquisition that are directly attributable to such Permitted Acquisition and set forth in reasonable detail in a certificate of a Financial Officer and calculated on a basis that is consistent with Regulation S-X as in effect and applied as of the Closing Date and as interpreted by the staff of the U.S. Securities and Exchange Commission.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Real Property” means the real properties owned or leased by Holdings, the Borrower or any Subsidiary set forth on Schedule 3.05, as the same may be supplemented from time to time by the Borrower in accordance with the provisions hereof.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, replace or refinance existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has a maturity and a weighted average life equal to or greater than that of the Refinanced Debt, (iii) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable in any significant respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt Guarantees such Indebtedness), (iv) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are determined in good faith by the board of directors of the Borrower not to be materially less favorable to the Lenders than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (v) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof, (vi) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (vii) such Indebtedness is issued only by the issuer of such Refinanced Debt and (viii) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation S-X” has the meaning assigned to such term in Section 4.01(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Transaction” means any repricing of the Term Loans pursuant to an amendment hereto resulting in the interest rate payable thereon on the date of such amendment being lower than the Eurodollar Rate on the date of such amendment plus the Applicable Margin with respect to the Term Loans on the date of such amendment.

“Required Lenders” means, at any time, Lenders having Revolving Extensions of Credit, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Extensions of Credit, outstanding Term Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in Holdings, the Borrower or any Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Extensions of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $30,000,000.

“Revolving Extensions of Credit” means, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the LC Obligations then outstanding.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Extensions of Credit.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means February 1, 2015, or, if such day is not a Business Day, the next preceding Business Day; provided, that in the event that the Senior Subordinated Notes are not refinanced, purchased or defeased in full prior to May 15, 2013, the Revolving Maturity Date shall be May 15, 2013.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Secured Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which (except in the case of any such agreement with the Administrative Agent or any of its affiliates) has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 30 days after the execution and delivery by the Borrower or such Guarantor, as a “Secured Cash Management Agreement”.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Intellectual Property Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 or pursuant to the Collateral Agreement to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, with respect to the last day of any period, the ratio of (a) Total Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date. For purposes of calculating the Senior Secured Leverage Ratio with respect to any period during which any Specified Transaction occurs, the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

“Senior Subordinated Debt” means the Indebtedness represented by the Senior Subordinated Notes (including the Note Guarantees (as defined in the Senior Subordinated Debt Documents)).

“Senior Subordinated Debt Documents” means the indenture under which the Senior Subordinated Debt was issued, the Senior Subordinated Notes, and the Guarantees of the Senior Subordinated Notes, in each case, as amended, supplemented or otherwise modified from time to time as permitted hereunder.

“Senior Subordinated Notes” means the Borrower’s Senior Subordinated Notes due 2013.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Solvent” has the meaning assigned to such term in Section 3.16.

“Specified Equity Issuances” means the issuance by a Parent, Holdings, the Borrower or any of its Restricted Subsidiaries of any of its Equity Interests (a) to the Sponsor or (b) to any Person that is not an Affiliate of the Borrower.

“Specified Transaction” means any (a) Asset Disposition involving all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of the Borrower or any division, product line or facility used for operations of the Borrower or any of its Subsidiaries, (b) Permitted Acquisition or (c) designation of any Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Subsidiary.

“Sponsor” means TC Group, L.L.C., together with its Affiliates.

“Sponsor Management Agreement” means the Management Agreement, dated August 11, 2005, among LifeCare Holdings, Inc., LCI Holdco LLC, LCI Intermediate Holdco, Inc., LCI Holding Company, Inc., TC Group IV, L.L.C. and the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means (a) any subsidiary of the Borrower on the Closing Date and (b) each subsidiary of the Borrower organized or acquired after the Closing Date. Notwithstanding the foregoing (except for the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Loan Parties in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit G, together with each other guarantee and guarantee supplement delivered pursuant to Section 5.12 or 5.13.

“Subsidiary Loan Party” means any Subsidiary in which the Borrower directly or indirectly owns at least 66- 2/3% of the voting or economic interest that is not (a) a Foreign Subsidiary, (b) an Inactive Subsidiary for which the Borrower has not satisfied the Collateral and Guarantee Requirement or (c) a Domestic Subsidiary (i) of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) treated as a pass-through entity for United States federal income tax purposes if substantially all of its assets consist of stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Subsidiary Redesignation” has the meaning set forth in Section 5.14.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $257,500,000.

“Term Loan Maturity Date” means February 1, 2016, or, if such day is not a Business Day, the next preceding Business Day; provided, that in the event that the Senior Subordinated Notes are not refinanced, purchased or defeased in full prior to May 15, 2013, the Term Loan Maturity Date shall be May 15, 2013.

“Total Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments minus (b) the aggregate amount of unrestricted Permitted Investments and cash (in each case held by the Borrower and its Subsidiaries free of Liens other than (x) nonconsensual Liens permitted by Section 6.02(k) and (y) Liens under the Security Documents), in excess of $5,000,000 that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Senior Secured Indebtedness” means as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case, secured by a Lien on any of the assets of the Borrower or any of its Subsidiaries minus (b) the aggregate amount of unrestricted Permitted Investments and cash (in each case held by the Borrower and its Subsidiaries free of Liens other than (x) nonconsensual

Liens permitted by Section 6.02(k) and (y) Liens under the Security Documents), in excess of $5,000,000 that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Trading With the Enemy Act” has the meaning assigned to such term in Section 3.23.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the repayment of the obligations outstanding under the Existing Credit Agreement and the termination of the Existing Credit Agreement and (c) the payment of fees and expenses in connection with the foregoing.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” shall mean (a) Boise Intensive Care Hospital, Inc., LifeCare Michigan Holdings, Inc. and LCI Healthcare Holdings, Inc. and (b) any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.14.

“wholly owned” means with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent, as applicable.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (b), if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Loan Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in such Lender’s Revolving Extensions of Credit exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

SECTION 2.03 Requests for Borrowings. To request funding of a Revolving Borrowing or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of Term Loans that are ABR Borrowings, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing or (c) in the case of a Revolving Borrowing that is an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) subject to the proviso to the fourth sentence of Section 2.02(c), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, on the Closing Date and at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Extensions of Credit shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (including any automatic renewal pursuant to an evergreen feature), one year after the most recent such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date, unless the Borrower agrees to provide cash collateral with respect to such Letters of Credit on such date in accordance with Section 2.05(j). In the event that the Senior Subordinated Notes are not refinanced, purchased or defeased in full prior to May 8, 2013, the Borrower shall cash collateralize any outstanding Letters of Credit on such date in accordance with Section 2.05(j).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of an Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Letter of Credit to the extent that doing so would cause the Revolving Extensions of Credit of such Lender to exceed such Lender’s Revolving Commitment.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (whether or not the conditions in Section 4.02 are satisfied or a Default exists) each of the Administrative Agent and the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.

Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the provisions of this Section 2.05(f) shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. The Issuing Bank shall promptly notify the Administrative Agent and the

Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any predecessor Issuing Bank, or to such successor and all predecessor Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default under clauses (a), (b), (h) or (i) of Article VII shall occur and be continuing or if the Loans have been accelerated pursuant to Article VII as a result of any other Event of Default, on or before the third Business Day (subject to the proviso below) after the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.05(c) and Section 2.11(b). Each such deposit under this Section 2.05(j), Section 2.05(c) or Section

2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all funds and investments from time to time in such account, and in the proceeds thereof, to secure the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral under this Section 2.05(j) as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the applicable Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k) Additional Issuing Banks. The Borrower may by notice to the Administrative Agent designate one Lender (in addition to JPMorgan Chase Bank, N.A.) to act as Issuing Bank; provided that (i) such Lender agrees (in its sole discretion) to act in such capacity pursuant to a written instrument satisfactory to the Borrower and the Administrative Agent, (ii) such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank and (iii) at the time of designation and for all periods such Lender acts as an Issuing Bank such Lender has a Revolving Commitment hereunder.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m) Existing Letters of Credit. On the Closing Date, all Existing Letters of Credit shall be deemed to have been issued under this Agreement and shall be outstanding hereunder and subject to all provisions contained herein and shall be deemed to be Letters of Credit, and the Existing Letter of Credit Issuer shall be deemed to be the Issuing Bank with respect to each Existing Letter of Credit.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Anything contained herein to the contrary notwithstanding, the Borrower may not select Interest Periods of other than one or two weeks for any Eurodollar Borrowings until the earlier of (i) March 1, 2011 and (ii) the date of completion of primary syndication of the Commitments as specified in a written notice to the Borrower by the Arranger.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Extensions of Credit would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent. Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay the Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (with each such payment being applied ratably to the Term Loans made on the Closing Date and the Term Loans attributable to PIK Interest):

Date	Amount
June 30, 2011	$643,750
September 30, 2011	$643,750
December 31, 2011	$643,750
March 31, 2012	$643,750
June 30, 2012	$643,750
September 30, 2012	$643,750
December 31, 2012	$643,750
March 31, 2013	$643,750
June 30, 2013	$643,750
September 30, 2013	$643,750
December 31, 2013	$643,750
March 31, 2014	$643,750
June 30, 2014	$643,750
September 30, 2014	$643,750
December 31, 2014	$643,750
March 31, 2015	$643,750
June 30, 2015	$643,750
September 30, 2015	$643,750
December 31, 2015	$643,750
Term Loan Maturity Date	$245,268,750

(b) To the extent not previously paid, Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Any mandatory prepayment of the Term Loans shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section 2.10 first, in direct order of the next four scheduled payments to become due under Section 2.10(a), and thereafter, ratably to the remaining scheduled payments. Any optional prepayment of the Term Loans shall be applied to the remaining installments thereof as directed by the Borrower.

(d) Prior to any repayment of the Term Loans hereunder, the Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of the Term Loans shall be accompanied by accrued and unpaid interest on the amount repaid.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, except as set forth in Section 2.11(g) (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, subject to the requirements of this Section 2.11. Payments made pursuant to this Section 2.11(a) shall be applied ratably to the Term Loans made on the Closing Date and the Term Loans attributable to PIK Interest.

(b) In the event and on such occasion that the sum of the Revolving Extensions of Credit exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of a Parent, Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than five Business Days after the date on which such Net Proceeds are received, prepay Term Loans in an aggregate amount equal to 100% of such Net Proceeds; provided that (i) in the case of any Asset Disposition described in clause (b) of the definition of the term Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or a Subsidiary intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within fifteen months after receipt of such Net Proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than Equity Interests) to be used in the business of the Borrower or such Subsidiaries or to finance a Permitted Acquisition in accordance with the terms of Section 6.04, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable), except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such fifteen-month period or contractually committed by the end of such fifteen-month period to be so applied within 180 days after the date of such contractual commitment, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied or contractually committed to be applied (and if any portion of Net Proceeds contractually committed to be applied within such 180 day period are not so applied within such period, a prepayment shall be required in an amount equal to such portion on the last day of such period); (ii) in the case of any Asset Disposition described in clause (a) of the definition of the term Asset Disposition, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that such Asset Disposition was consummated in connection with a relocation or consolidation of a facility and that the Borrower or a Subsidiary intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) within six months after receipt of such Net Proceeds to such relocation or consolidation, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable), except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such six-month period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (provided that not more $5,000,000 of Net Proceeds in the aggregate during the term of this Agreement may be exempted from the prepayment requirement of this paragraph pursuant to this clause (ii)); (iii) in the case of any Specified Equity Issuance described in clauses (a) or (b) of the definition of the term Specified Equity Issuance, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or a Subsidiary intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within fifteen months after receipt of such Net Proceeds, to finance an Investment in a joint venture, Capital Expenditures, the repayment of the Senior Subordinated Notes or a Permitted Acquisition in accordance with the terms of Section 6.04, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable), except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such fifteen-month period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; and (iv) in the case of any Specified Equity Issuance described in clause (a) of the definition of the term Specified Equity Issuance, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event to the extent that the aggregate Net Proceeds in respect of Specified Equity Issuances described in clause (a) of the definition of the term Specified Equity Issuance made since the Closing Date do not exceed $10,000,000 (excluding Net Proceeds in respect of Specified Equity Issuances described in clause (a) of the definition of the term Specified Equity Issuance which are excluded from the prepayment requirement of this paragraph pursuant to the foregoing clause (iii)).

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2011, the Borrower will prepay Term Loans in an aggregate amount equal to (i) 75% of Excess Cash Flow for such fiscal year minus (ii) the aggregate amount of voluntary prepayments of Term Loans made pursuant to this Section 2.11 during such fiscal year and the aggregate amount of voluntary prepayments of Revolving Loans made during such fiscal year (to the extent the corresponding Revolving Commitments were simultaneously reduced pursuant to Section 2.08); provided that such percentage will be reduced to 50% of Excess Cash Flow in respect of any fiscal year if the Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00 on both the last day of such fiscal year and the date on which financial statements for such fiscal year are delivered pursuant to Section 5.01. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 105 days after the end of such fiscal year).

(e) Prior to any optional or, subject to Sections 2.11(c) and (d), mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. Mandatory prepayments of the Term Loans pursuant to Section 2.11(d) shall be applied first to repay the Term Loans attributable to PIK Interest and second to repay the Term Loans made on the Closing Date. Mandatory prepayments of the Term Loans pursuant to Section 2.11(c) shall be applied first to repay the Term Loans made on the Closing Date and second the Term Loans attributable to PIK Interest.

(f) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, and, in the case of a voluntary prepayment of Term Loans, the election by the Borrower as to the application thereof to the remaining scheduled repayments of such Loans; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest and other amounts to the extent required by Sections 2.13 and 2.16.

(g) Notwithstanding anything to the contrary in this Section 2.11 any prepayment of the Term Loans pursuant to (i) Section 2.11(a) or (ii) Section 2.11(c) (other than in connection with any Asset Disposition described in clause (b) of the definition of the term Asset Disposition) effected on or prior to (i) the first anniversary of the Closing Date shall be accompanied by a fee equal to 3.00% of the principal amount of Term Loans prepaid (including any portion thereof attributable to PIK Interest), (ii) the second anniversary of the Closing Date but after the first anniversary of the Closing Date shall be accompanied by a fee equal to 2.00% of the principal amount of Term Loans prepaid (including any portion thereof attributable to PIK Interest) and (iii) the third anniversary of the Closing Date but after the second anniversary of the Closing Date shall be accompanied by a fee equal to 1.00% of the principal amount of Term Loans prepaid (including any portion thereof attributable to PIK Interest), in each case, unless such fee is waived by the applicable Term Lender. If in connection with a Repricing Transaction during the periods set forth in the preceding sentence any Term Lender is replaced as a result of its being a Non-Consenting Lender in respect of such Repricing Transaction pursuant to Section 9.02(c), such Lender shall be entitled to the fee set forth in the preceding sentence.

SECTION 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the dates on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate from time to time in effect for purposes of determining the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary documentary and processing fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, upon the request of the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d) Subject to paragraph (e) of this Section 2.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) (i) The Borrower may, in its discretion, elect (a “PIK Election”) with respect to each Interest Period applicable to the Term Loans (A) to pay the entire amount of interest to be payable for such Interest Period in cash in accordance with Section 2.13(d) or (B) to pay 5.50% of such interest by adding such amount of interest to the principal amount of the outstanding Term Loans as of the applicable Interest Payment Date (such excess interest, “PIK Interest”) (with the Eurodollar Rate plus 7.75% per annum or the Alternate Base Rate plus 6.75% per annum, as applicable, being payable in cash). The Borrower shall be deemed to have made a PIK Election with respect to the Term Loans on the Closing Date, which election shall continue in effect until notice to the contrary is given.

(ii) If the Borrower fails to make a PIK Election not less than five days prior to the commencement of the relevant Interest Period or of the effectiveness of any borrowing of or conversion to ABR Loans, it shall be deemed to have made the same election as it made with respect to the most recent Interest Period or borrowing or conversion. If any Loan is converted to a different Type between Interest Payment Dates, the election in effect with respect to the Loans being converted shall remain in effect.

(iii) Amounts representing PIK Interest shall be treated as Term Loans for purposes of this Agreement and shall bear interest in accordance with this Section 2.13.

(iv) The Administrative Agent shall provide notice of the Borrower’s election to all Term Lenders.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, however, that, in the case of a notice received pursuant to clause (b) above, if the Administrative Agent is able prior to the commencement of such Interest Period to ascertain, after using reasonable efforts to poll the Lenders giving such notice, that a rate other than the Alternate Base Rate would adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall notify the Borrower of such alternate rate and the Borrower may agree by written notice to the Administrative Agent prior to the commencement of such Interest Period to increase the Applicable Rate for the Loans included in such Borrowing for such Interest Period to result in an interest rate equal to such alternate rate, in which case such increased Applicable Rate shall apply to all the Eurodollar Loans included in the relevant Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) shall subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a), (b), (c) and (e) of the definition of Excluded Taxes, (C) Other Taxes or (D) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of (i), to such Credit Party) of making or maintaining any Eurodollar Loan (or, in the case of (i), any Loan), or of maintaining its obligation to make any such Loan or to increase the cost to such Credit Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party, as the case may be, such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(d) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.15 and the calculation of such claim by such Lender or the Issuing Bank or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made and (ii) the applicable Withholding Agent shall make such deductions and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, excluding, in each case, such Other Taxes that are

Other Connection Taxes imposed with respect to a Lender’s assignment, grant of a participation, transfer or assignment to or designation of a new lending office for receiving payments under any Loan Document.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent for its own account or for the account of another Credit Party, a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for the full amount of any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) (i) Each Lender other than a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from United States federal withholding tax. Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (i) two properly completed and duly signed originals of U.S. IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate in the form attached hereto as Exhibit M-1, M-2, M-3 or M-4, as applicable, and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such

Foreign Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on payments by a Loan Party under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of United States federal income tax law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any form pursuant to this Section 2.17 that such Lender is not legally able to deliver.

(ii) If a payment under any Loan Document would be subject to United States Federal withholding Tax imposed pursuant to FATCA, such Lender shall deliver to the applicable Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the applicable Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If a Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party within a reasonable period of time (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Credit Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event the such Credit Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require a Credit Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (except for PIK Interest payable in accordance with Section 2.13(e)) or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards the payment of indemnities, fees and expenses of the Administrative Agent then due, (ii) second, towards the payment of principal (other than principal amounts of the Term Loans attributable to a PIK Election), obligations in respect of Secured Cash Management Agreements and unreimbursed LC Disbursements then due and (iii) third, towards the payment of principal amounts of the Term Loans attributable to a PIK Election and interest and commitment fees then due.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder, (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.17, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against a Lender that is a Defaulting Lender in respect of actions taken or not taken by such Lender prior to its replacement hereunder.

SECTION 2.20 Incremental Extensions of Credit.

(a) The Borrower and any one or more Lenders (including New Lenders (as defined in clause (b) below)) may from time to time, with the consent of the Required Lenders, agree that such Lenders shall make additional term loans under this Agreement (“Incremental Term Loans”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (1) the amount of Incremental Term Loans, (2) the applicable Increased Facility Closing Date, (3) the applicable Incremental Term Maturity Date, (4) the amortization schedule for such Incremental Term Loans, and (5) the Applicable Margin for such Incremental Term Loans; provided, that (i) the Incremental Term Loans shall have the benefit of the same guarantees as the Loans and shall be secured on a pari passu basis by the Collateral, (ii) no Lender will be required to provide any Incremental Term Loans, (iii) no Event of Default or Default shall exist or would exist after giving effect thereto, (iv) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such Increased Facility Closing Date as if made on and as of such date except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, (v) the maturity date of the Incremental Term Loans shall be no earlier than the maturity date of the Term Loans, and the average life to maturity of the Incremental Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans, (vi) a security interest in the acquired business and assets thereof shall be pledged in accordance with the Sections 5.12 and 5.13, (vii) the interest margins for the Incremental Term Loans shall be determined by the Borrower and the New Lenders; provided that if the total yield (calculated for both the Incremental Term Loans and the Term Loans, including any original issue discount (“OID”) (with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity) and any upfront fees (which shall be deemed to constitute like amounts of OID) and with any interest rate floor applicable to any Incremental Term Loans equated to an increased interest rate margin, but excluding any customary arrangement, underwriting or similar fee paid by the Borrower) in respect of any Incremental Term Loans exceeds the total yield for the existing Term Loans, the Applicable Rate for the Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is equal to the total yield for the existing Term Loans and (viii) the other terms and documentation in the respect to the Incremental Term Loans, to the extent not consistent with the Term Loans, shall otherwise be reasonably satisfactory to the Administrative Agent. The aggregate amount of Incremental Term Loans made during the term of this Agreement shall not exceed $50,000,000.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.20(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit K, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby and that any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders (it being understood that the representations and warranties made on the Closing Date are deemed made concurrently with the consummation of the Transactions) that:

SECTION 3.01 Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s corporate, limited partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership or limited liability company and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

SECTION 3.03 Governmental Approvals; No Conflicts. (a) The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents and (ii) the recordation of Mortgages, (b) the Transactions will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) the Transactions will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Subsidiaries, (d) the Transactions will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries, except Liens permitted under Section 6.02; except, in the case of clauses (a), (b) and (c), where the failure to obtain such consent or approval or make such registration, filing or action or any such violation or default would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect and (e) the Transactions will not result in any limitation on any right, qualification, approval, permit, authorization, reimbursement approval, reimbursement or franchise, or authorization granted by a Governmental Authority or third-party payor or other Person applicable to the business or operations of the Borrower or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any third-party payor arrangement or restrict the ability of the Borrower or any of its Subsidiaries to operate the Healthcare Facilities, except where such limitation will not have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its subsidiaries (i) as of and for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, reported on by KPMG LLP, independent registered public accountants, without qualification and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. As of the Closing Date, none of the Borrower or its subsidiaries has any material Guarantee, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the Transactions. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.

(c) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of Holdings, the Borrower or its Subsidiaries has, as of the Closing Date, any contingent liabilities or unusual long-term commitments that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d) Since December 31, 2009, there has been no material adverse change in the business, operations or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05 Properties. (a) Subject to any Liens permitted to exist pursuant to Section 6.02, each of Holdings, the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, (x) all its Real Property (including its Mortgaged Properties) and (y) all of its personal property material to its business, except, in the case of (x) or (y), for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted on any such property or to utilize any such property for its intended purposes.

(b) Except, in each case, for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and its Subsidiaries: (i) owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and (ii) the use thereof by Holdings, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person.

(c) Schedule 3.05 sets forth the address of each Real Property that is owned or leased by the Borrower or any of its Subsidiaries as of the Closing Date (and as of the date of the delivery by the Borrower of any supplement thereto pursuant to Section 5.13(b)) after giving effect to the Transactions and indicates each parcel of Real Property owned in fee that is a Mortgaged Property as of the Closing Date (and as of the date of the delivery by the Borrower of any supplement thereto pursuant to Section 5.13(b)).

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against Holdings, the Borrower or any of their Subsidiaries or Healthcare Facilities (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Mortgaged Property, Holdings, the Borrower or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances which are reasonably likely to form the basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws; Healthcare Laws. Except as set forth on Schedule 3.07, each of Holdings, the Borrower and their Subsidiaries and Healthcare Facilities is in compliance with all laws, regulations and orders of any Governmental Authority (including Medicare Regulations and Medicaid Regulations, HIPAA and all other Federal and State healthcare laws and regulations) applicable to it or its property, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Licenses, etc. (a) Set forth on Schedule 3.08(a) is a list, as of the Closing Date, of (i) all third-party payor contracts of Holdings, the Borrower, the Subsidiaries and Healthcare Facilities, (ii) each of the Medicare Provider Agreements of Holdings, the Borrower, the Subsidiaries and the Healthcare Facilities and (iii) each of the state Medicaid Provider Agreements of Holdings, the Borrower, the Subsidiaries and the Healthcare Facilities.

(b) Except as set forth on Schedule 3.08(b), each Healthcare Facility is duly accredited by the Joint Commission without contingencies other than a decision of Preliminary Accreditation for which a new hospital has not had a second survey or Accreditation with Follow-Up (each as set forth in The Joint Commission 2011 Accreditation Decision Rules), and true, correct, and complete copies of such Healthcare Facility’s most recent survey reports, including statements of deficiencies and plans of correction, if any, and the most recent certificates of accreditation relating to each such Healthcare Facility, have been furnished or made available to the Lenders.

(c) Each Healthcare Facility (i) participates in the Medicare program and is in compliance in all material respects with the conditions of participation for Medicare, and (ii) has a current and valid provider contract and provider number with the Medicare program. Set forth on Schedule 3.08(c) are the Medicare provider numbers of each of the Healthcare Facilities as of the Closing Date. Each Healthcare Facility (A) is eligible to receive payment under Title XVIII of the Social Security Act, (B) is a “provider” under provider agreements with the Medicare program through the applicable intermediaries, (C) except for any new Healthcare Facility that is not yet eligible to receive payments as a long-term care hospital under 42 C.F.R. §412.23(e) because it has not been in existence for more than one complete cost report period, is eligible to receive payments as a long-term care hospital under 42 C.F.R. §412.23(e), and (D) except as set forth on Schedule 3.08(c) (specifying the average length of stay), has an average length of stay in its current cost reporting period as of December 31, 2010 that exceeds 25 days. Each Healthcare Facility that Holdings, the Borrower or any Subsidiary treats as provider-based with respect to another Healthcare Facility meets the applicable requirements in 42 C.F.R. §413.65. Except as set forth on Schedule 3.08(c) or under seal and not known to Holdings, the Borrower or any Subsidiary there is not pending or, to the knowledge of the Borrower and the Subsidiaries threatened any proceeding or investigation under the Medicare program involving Holdings, the Borrower, any of the Subsidiaries or any Healthcare Facility. Except as set forth on Schedule 3.08(c), none of Holdings, the Borrower, any of the Subsidiaries, any of the Healthcare Facilities, nor any of their respective shareholders, directors, officers, managers nor, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, any of their employees, are excluded from participation in the Medicare program or other federal health care program and, to the knowledge of the Borrower and the Subsidiaries, no such exclusion is pending or threatened.

(d) As of the Closing Date, each of the Healthcare Facilities described in Schedule 3.08(d) participates in its respective state’s Medicaid program, is in compliance in all material respects with the conditions of participation for Medicaid and has a current and valid provider contract and provider number with the Medicaid program. Set forth on Schedule 3.08(d) are, as of the Closing Date, the Medicaid provider numbers of each of the Healthcare Facilities, as applicable. Each such Healthcare Facility is eligible to receive payment under Title XIX of the Social Security Act and is a “provider” under provider agreements with the Medicaid program in their state. Except as set forth on Schedule 3.08(d) or under seal and not known to Holdings, the Borrower or any Subsidiary, as of the Closing Date, there is not pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened any proceeding or investigation under any Medicaid program involving Holdings, the Borrower, any of the Subsidiaries or any Healthcare Facility. Except as set forth on Schedule 3.08(d), none of Holdings, the Borrower, any of the Subsidiaries, any of the Healthcare Facilities nor any of their respective shareholders, directors, officers, managers nor, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, any employees, are excluded from participation in any state’s Medicaid program or other state healthcare program and, to the knowledge of the Borrower and the Subsidiaries, no such exclusion is pending or threatened.

(e) Except as set forth on Schedule 3.08(e) or as otherwise would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Medicare and Medicaid cost reports of the Healthcare Facilities for the years since January 1, 2002 have been timely filed and are complete and correct in all material respects. Except as set forth on Schedule 3.08(e) or as otherwise would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, or the Provider Reimbursement Review Board of the Administrator of CMS, with respect to any state or federal Medicare and Medicaid cost reports filed on behalf of the Healthcare Facilities or any disallowances by any Governmental Authority in connection with any audit of such cost reports. Except as set forth on Schedule 3.08(e), the potential reimbursement liabilities that the Borrower, the Subsidiaries and the Healthcare Facilities may have under any such cost reports (i) did not as of the date of the audited consolidated balance sheet of the Borrower for the fiscal year ended December 31, 2009, exceed the reserve therefor set forth on the face of the such audited balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Borrower, Holdings and their respective Subsidiaries.

(f) Set forth on Schedule 3.08(f) is a true, correct and complete list of all Healthcare Facilities owned or leased and operated by Holdings, the Borrower or one of the Subsidiaries as of the Closing Date. As of the Closing Date, each Healthcare Facility listed on Schedule 3.08(f) is duly and appropriately licensed as a hospital by the applicable Governmental Authority to operate the number of beds listed adjacent to its name on Schedule 3.08(f). Any hospital opened or acquired after the Closing Date will be duly and appropriately licensed as a hospital by the applicable Governmental Authority. Each Healthcare Facility holds all other licenses, permits, variances, exemptions, waivers and approvals that are required by applicable law to operate the business, except where the failure to hold such licenses, permits and approvals has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.08(f), each Healthcare Facility is in compliance with all licensing requirements except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 3.08(f) is a list of all material licenses and permits owned or held by Holdings, the Borrower or the Subsidiaries relating to each Healthcare Facility set forth thereon as of the Closing Date.

SECTION 3.09 Investment and Holding Company Status. None of Holdings, the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10 Taxes. Each of Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.11 ERISA; Margin Regulations. (a) (i) Each Loan Party and each of their respective ERISA Affiliates is in material compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed to be made, or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred during such five year period (which liability remains unsatisfied) or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 71: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(b) None of Holdings, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that would entail a violation of the regulations of the Board, including Regulation T, U or X. No more than 25% of the assets of Holdings, the Borrower or its Subsidiaries consist of Margin Stock. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the Board.

SECTION 3.12 Disclosure. None of the written reports, financial statements, certificates or other written information, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to information of a general economic nature, estimates and projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable (i) at the time such projected financial information was prepared and (ii) as of the date hereof (it being understood that actual results may vary materially from such projected financial information).

SECTION 3.13 Subsidiaries. Schedule 3.13 sets forth (i) the name of, and the ownership interest of Holdings in, each subsidiary of Holdings and identifies each subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date, and (ii) the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all material insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, all premiums due and payable in respect of such insurance have been paid. The properties of Holdings, the Borrower and its Subsidiaries are insured by financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, the Borrower or the applicable Subsidiary operates.

SECTION 3.15 Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) as of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened; (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; (c) all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date (a) the fair value of the assets of Holdings, the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, respectively, of Holdings, the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Holdings, the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of Holdings, the Borrower and its subsidiaries on a consolidated basis as such debts and other liabilities become absolute and matured; (c) Holdings, the Borrower and its subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise, respectively, of Holdings, the Borrower and its subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) Holdings, the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date (the conditions described in the foregoing clauses (a) through (d), collectively, “Solvent”).

SECTION 3.17 Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Debt Documents.

SECTION 3.18 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the respective Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except with respect to payments under Medicare and Medicaid, which may be subject to limitations under federal and state laws and regulations. In the case of the Pledged Stock (as defined in the Collateral Agreement), when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Collateral Agreement (except as otherwise provided in paragraph (b) of this Section 3.18, except with respect to payments under Medicaid and Medicare, which may be subject to limitations under federal and state laws and regulations), when financing statements and other filings specified on Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate (as updated by the Borrower from time to time in accordance with Section 5.03), the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, as security for the Obligations, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or such other filings specified on Schedule 5 of the Perfection Certificate, in each case prior and superior in right to any other Person (except, in the case of Collateral other than the Pledged Stock, Liens permitted by Section 6.02).

(b) When the Intellectual Property Security Agreement or short forms thereof are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest can be perfected by filing Uniform Commercial Code financing statements, upon the proper filing of the financing statements referred to in paragraph (a) above, the Intellectual Property Security Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, except Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States

Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof).

(c) The Mortgages entered into in accordance with the Collateral and Guarantee Requirement shall be, effective to create in favor of the Collateral Agent, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.19 Liens. There are no Liens of any nature whatsoever on any properties of Holdings, the Borrower or any of its Subsidiaries other than Liens permitted by Section 6.02.

SECTION 3.20 No Default. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(b) None of Holdings, the Borrower or any of the Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of any of Holdings, the Borrower or any of its Subsidiaries and such revocation, termination, cancellation or suspension could reasonably be expected to have a Material Adverse Effect or (ii) any other agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

SECTION 3.21 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

SECTION 3.22 Regulation H. Any Mortgaged Property with improvements located in an area that has been identified by FEMA’s flood maps as of the Closing Date as being in a Special Flood Hazard area (a 100 year flood zone) and in which flood insurance has been made available under the National Flood Insurance Act of 1968, shall satisfy Federal Flood Insurance Requirements.

SECTION 3.23 Anti-Terrorism Laws. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, neither the Borrower nor its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

ARTICLE IV

Conditions

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Ropes & Gray LLP, counsel for the Borrower, substantially in the form of Exhibit B; and (ii) local counsel in each jurisdiction where a Subsidiary is organized as specified on Schedule 4.01 or in which a Mortgaged Property is located, in form and substance reasonably acceptable to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an executive officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall be satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit I, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, shall be Solvent.

(i) The Arranger and the Lenders shall have received: (i) audited consolidated financial statements of the Borrower and its subsidiaries for the three fiscal years ended most recently prior to the Closing Date, (ii) unaudited consolidated financial statements of the Borrower and its subsidiaries for any interim quarterly periods that have ended at least 45 days prior to the Closing Date since the most recent of such audited financial statements, which shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form 5-1 and all other financial statements for completed or pending acquisitions that may be required under Regulation S-X, (iii) projections prepared by management of Holdings and its subsidiaries, each in form satisfactory to the Arranger, of balance sheets, income statements and cash flow statements through 2015 and (iv) certification by the chief financial offer of Holdings and the Borrower that the forecasts delivered pursuant to clause (iii) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions.

(j) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date or for which documentation reasonably satisfactory to the Administrative Agent has been delivered on or prior to the Closing Date to provide for the discharge thereof.

(k) The Existing Credit Agreement shall have been terminated and all amounts due and payable thereunder shall have been so paid.

(l) The Lenders shall have received, at least five business days prior to the Closing Date, satisfactory information required for compliance by Lenders with applicable “know your customer” and anti-money laundering requirements (including information required under the Patriot Act).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on any date, and of the Issuing Bank to issue, increase, renew or extend any Letter of Credit on any date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (but in all respects, with respect to any such representation or warranty that is qualified by “material” or “Material Adverse Effect”) on and as of the date such Loan is made or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided, that a conversion or a continuation of a Borrowing shall not constitute a Borrowing for purposes of this paragraph.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender through the Administrative Agent:

(a) no later than the earlier of (i) the date that the Borrower is or would be required to file a report on Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) no later than the earlier of (i) the date that the Borrower is or would be required to file a report on Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 10 days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Leverage Ratio and demonstrating compliance with the Financial Covenants, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Subsidiary formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of owned real property or improvements thereto with a value exceeding $750,000 that have been acquired by any Loan Party since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition was consummated and the consideration therefor, (viii) identifying any registered Intellectual

Property (as defined in the Collateral Agreement) (or applications therefor) with respect to which a notice is required to be delivered under the Collateral Agreement and has not been previously delivered, (ix) identifying any Prepayment Events that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Proceeds received from any such Prepayment Events, (x) identifying (and certifying as to the nonrecurring nature of) any non-recurring charges or expenses (which certification shall be conclusive absent manifest error) added back in the calculation of Consolidated EBITDA pursuant to clause (vi) of the definition thereof for the period of four consecutive quarters most recently ended and attaching a schedule in reasonable detail of such charges and expenses and (xi) identifying any deposit or securities accounts as to which the a Control Agreement or other control agreement has been entered into since the end of the previous fiscal quarter or as to which a Control Agreement or other control agreement is then required to be entered into;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules, guidelines or practice), provided that the Borrower shall not be required to deliver such a certificate if, after using commercially reasonable efforts, the Borrower is unable to obtain such a certificate;

(e) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (broken down by quarter and including (i) a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget and (ii) other information reasonably requested by the Administrative Agent) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and current reports, proxy statements and registration statements filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or in the event Holdings becomes a publicly traded company, distributed by Holdings to its shareholders generally;

(g) promptly upon transmission or receipt thereof, copies of all material reports and statements (other than routine reports and other statements prepared in the ordinary course of business that would not result in any adverse action) that any of Holdings, the Borrower or any Subsidiary may render to or file with any Governmental Authority, including without limitation, CMS and the OIG;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary or any Healthcare Facility, or compliance with the terms of any Loan Document, as the Agent (including on behalf of any Lender) may reasonably request

(including Cost Reports), subject to confidentiality requirements required by law, including, without limitation, HIPAA; provided, that, (i) to the extent that Holdings, the Borrower, any Subsidiary or any Healthcare Facility is subject to HIPAA (whether directly or by contract) it shall use reasonable best efforts to provide such information consistent with HIPAA including, without limitation, pursuant to regulations that may permit disclosure under its health care operations (as defined in HIPAA, 45 C.F.R. § 164.501) and the Business Associate Agreement, subject to the HIPAA minimum necessary requirement set forth in 45 C.F.R. § 164.502(b); (ii) to the extent that Holdings, Borrower, any Subsidiary or any Healthcare Facility is a “covered entity” under HIPAA, none of them shall by contract prohibit disclosure by any of the other of them to the Agent that is not otherwise prohibited by applicable law, including, but not limited to HIPAA; and

(i) concurrently with any delivery of financial statements under clauses (a) and (b) above, a management’s discussion and analysis of the financial condition and results of operations of Borrower for such period, as compared to amounts for the previous period and budgeted amounts, and including information on liquidity, revenue, EBITDA and volume trends with respect to census and pricing with a comparison of such information to that contained in the budget delivered pursuant to clause (e) above.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after any Financial Officer or executive officer of the Borrower obtains actual knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Subsidiary thereof or any Healthcare Facility that involves a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred (for which liability remains unsatisfied), could reasonably be expected to result in a Material Adverse Effect;

(d) the institution of any investigation or proceeding against Holdings, the Borrower or any Subsidiary thereof or any Healthcare Facility to suspend, revoke or terminate or that may result in the termination of any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement or Medicare Certification or that may result in their exclusion from participation in any federal or state healthcare program, or with regard to Holdings, the Borrower, any Subsidiary thereof, any Healthcare Facility or any employee of any of them if related to his or her employment position, the receipt of a subpoena, civil investigative demand or the commencement of a special audit.

(e) any notice of loss or threatened loss of any material accreditation, loss of participation in any material Medical Reimbursement Program or loss of any material applicable health care license;

(f) the failure of any Healthcare Facility to meet the requirements in 42 C.F.R. §412.23(e) to qualify as a long-term care hospital after its first complete cost report period, including the requirement with respect to such Healthcare Facility’s average length of stay in its most recently completed cost reporting period; and

(g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s jurisdiction of organization or organizational form and (iii) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Administrative Agent if any damage to or destruction of Collateral that is uninsured and has a fair market value exceeding $750,000 occurs.

(b) Upon the request of the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent an updated Perfection Certificate certified by a Financial Officer of the Borrower reflecting all changes since the Closing Date or, if applicable, the date of the most recent certificate delivered pursuant to this Section, or otherwise confirming that there has been no change in such information; provided, that unless an Event of Default has occurred and is continuing, the Borrower will not be required to deliver an updated Perfection Certificate more than once in each fiscal quarter.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and the Borrower will cause each of the Subsidiaries and the Healthcare Facilities to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, certifications, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, except to the extent that the failure to do so (other than in the case of maintaining the Borrower’s existence) would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

SECTION 5.05 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its material Tax liabilities, before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.06 Maintenance of Properties. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07 Insurance. The Borrower will, and will cause each of its Subsidiaries and the Healthcare Facilities to, maintain, with financially sound and reputable insurance companies (which may include self-insurance) (a) insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including medical malpractice insurance) and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08 ERISA. The Borrower will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent and each Lender promptly following the receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

SECTION 5.09 Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (accompanied by representatives of any Lender that shall elect to participate), upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to customary access agreements), all at such reasonable times during normal business hours and as often as reasonably requested (subject to confidentiality requirements imposed by law or agreements); provided that unless an Event of Default shall have occurred and be continuing, (i) there shall be no more than two such visits in each fiscal year and (ii) to the extent required by HIPAA or other privacy laws or regulations, each of Holdings and Borrower shall, and shall cause each of its Subsidiaries and the Healthcare Facilities to, use reasonable best efforts to permit such access consistent with HIPAA including, without limitation, pursuant to regulations that may permit disclosure under its health care operations (as defined in HIPAA) and the Business Associate Agreement subject to the HIPAA minimum necessary requirement.

SECTION 5.10 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the Healthcare Facilities to comply with all laws, rules, regulations, including all Environmental Laws and orders of any Governmental Authority applicable to it, its operations or its property, including, without limitation, Titles XVIII and XIX of the Social Security Act, Medicare Regulations and Medicaid Regulations and HIPAA, and all laws, rules and regulations of Governmental Authorities as they may apply to the licensing of professional and other health care providers employed by Holdings, the Borrower, each Subsidiary and each Healthcare Facility and a Healthcare Facility’s contracts with Contract Providers, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used to refinance the obligations outstanding under the Existing Credit Agreement and the payment of fees and expenses payable in connection therewith. The proceeds of the Revolving Loans will be used only for working capital needs (including maintenance capital expenditures) of the Borrower and its Subsidiaries (it being understood that, in connection with a Permitted Acquisition, the proceeds of Revolving Loans may be used to fund the working capital needs of the Person or business acquired); provided that up to $10,000,000 of Revolving Loans may additionally be used for other general corporate purposes beyond the working capital needs of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date (excluding any Foreign Subsidiary, Inactive Subsidiary or Subsidiary elected by the Borrower to be an Unrestricted Subsidiary), the Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13 Further Assurances. (a) Each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material asset (including any real property or improvements thereto or any interest therein) that has an individual fair market value of more than $750,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will (x) notify the Administrative Agent thereof, and (y) if such asset is comprised of real property, deliver to Administrative Agent an updated Schedule 3.05 reflecting the addition of such asset. If requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, at the expense of the Loan Parties, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including, without limitation, the following:

(i) the actions described in paragraph (a) of this Section;

(ii) the actions described in the definition of “Collateral and Guarantee Requirement”; and

(iii) the provision of one or more legal opinions as required by Section 4.01(b) hereof.

(c) The Collateral and Guarantee Requirement and the other provisions of this Section 5.13 need not be satisfied with respect to (i) real properties owned by the Borrower or any Subsidiary with an individual fair market value (including fixtures and improvements) that is less than $750,000 in the case of properties acquired after the Closing Date, (ii) any real property held by the Borrower or any Subsidiary as a lessee under a lease, (iii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law binding on such Equity Interests and (B) such law existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (iv) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation (it being understood that a Uniform Commercial Code filing does not in and of itself constitute a contractual obligation) binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(a)(vi) that is secured by a Lien permitted pursuant to Section 6.02(e)); provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (iv) above and (v) other assets with respect to which the Administrative Agent determines that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties.

SECTION 5.14 Designation of Unrestricted Subsidiaries. The Borrower’s board of directors may, at any time, designate any Subsidiary that is acquired or created after the Closing Date as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the

Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, the Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 6.04, with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.04; provided that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) calculations are made by the Borrower of Pro Forma Compliance with the Financial Covenants for the relevant period, as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such period) had occurred on the first day of such period, and such calculations shall show that such Financial Covenants would have been complied with if the Subsidiary Redesignation had occurred on the first day of such period (for this purpose, if the first day of the respective period occurs prior to the Closing Date, calculated as if the Financial Covenants had been applicable from the first day of such period), (iv) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the level of financial performance measured by the Financial Covenants shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the Financial Covenants through the date that is one year from the date of the respective Subsidiary Redesignation, (v) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clauses (iii) and (iv), and (vii) any Unrestricted Subsidiary subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Subsidiary.

SECTION 5.15 Material Contracts. Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, perform and observe all of the terms and conditions of each material agreement unrelated to Indebtedness to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.16 Healthcare Licenses. (a) Each of Holdings and the Borrower and the Healthcare Facilities will, and will cause each of its Subsidiaries to, (i) obtain and maintain all material licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted on the date hereof and herein contemplated, including, without limitation, Medicaid Certifications and Medicare Certifications, (ii) ensure that billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel and (iii) ensure that each Healthcare Facility is duly accredited by the Joint Commission.

(b) The Borrower has in place and shall maintain a compliance program for its Subsidiaries and the Healthcare Facilities that is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any Medicaid Regulations and Medicare Regulations applicable to its Subsidiaries and the Healthcare Facilities, which compliance program includes the implementation of internal audits and monitoring on a regular basis to monitor compliance therewith and with such regulations.

(c) Each of Borrower, Holdings and the Subsidiaries that is a “covered entity” under HIPAA and each Healthcare Facility has in place and the Borrower shall cause each of them to (i) maintain in effect policies and procedures that materially comply with HIPAA as applicable to any of Holdings, the Borrower, any of its Subsidiaries and any Healthcare Facilities, (ii) comply in all material respects with such policies and procedures, and (iii) enter into and maintain in effect a Business Associate Agreement.

SECTION 5.17 Account Control Agreements. If the average aggregate daily balance of cash and Permitted Investments owned by the Loan Parties in deposit and securities accounts (other than (x) cash and Permitted Investments held in deposit accounts the funds in which are used solely for the payment of salaries and wages and (y) deposit or securities accounts that are subject to Control Agreements or are otherwise subject to control agreements in favor of the Agent in form and substance reasonably satisfactory to the Agent) for the 3-month period ending on the last day of the most recently completed fiscal quarter for which financial statements have been delivered, exceeds $500,000, then, within 60 days (or such longer period as the Agent shall agree in its sole discretion) after delivery of the applicable financial statements, the Borrower shall enter or cause the applicable Loan Parties to enter into one or more Control Agreements or other appropriate control agreements in favor of the Agent in form and substance reasonably satisfactory to the Agent so that there shall not thereafter be any such excess. Notwithstanding the foregoing, the Borrower shall have 30 days after the Closing Date (or such longer period as the Agent shall agree in its sole discretion) to obtain any required Control Agreements or other appropriate control agreements pursuant to this Section 5.17.

SECTION 5.18 Medicare and Medicaid Proceeds. The Borrower shall, on a daily basis, transfer, and cause the other Loan Parties to transfer, all proceeds received by the Healthcare Facilities, the Borrower and the other Loan Parties under Medicare and Medicaid from the Borrower’s accounts or the other Loan Parties’ accounts or Healthcare Facilities’ accounts to accounts subject to Control Agreements.

SECTION 5.19 Lender Calls. Promptly following each delivery of a certificate of a Financial Officer of the Borrower under clause (c) of Section 5.01, the Borrower shall conduct a call with the Administrative Agent and Lenders (including a segment of such call in which only Lenders willing to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their securities will participate) to discuss the financial condition and results of operations of the Borrower and its Subsidiaries.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including any Guarantees thereof);

(ii) the Senior Subordinated Debt and Refinancing Indebtedness in respect thereof; provided that any such Refinancing Indebtedness does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than mandatory prepayment provisions in connection with asset dispositions or a change of control not materially less favorable to the Lenders than those contained in the Senior Subordinated Debt Documents), in each case, prior to the date that is six months after the Term Loan Maturity Date;

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party is subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and (ii) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary, by any Subsidiary of Indebtedness of any other Subsidiary and by any Subsidiary Loan Party of Indebtedness of the Borrower; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi) Indebtedness of the Borrower or any Subsidiary (a) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions and Refinancing Indebtedness in respect of any such Indebtedness, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, or (b) constituting a Capital Lease Obligation as part of a sale and leaseback transaction permitted by Section 6.06; provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not at any time exceed the greater of $20,000,000 and 3.25% of Consolidated Total Assets;

(vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, and extensions and Refinancing Indebtedness in respect of any such Indebtedness; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such acquired Indebtedness refinanced other Indebtedness to facilitate such entity becoming a Subsidiary) and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not at any time exceed the greater of $10,000,000 and 1.75% of Consolidated Total Assets;

(viii) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(x) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xi) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xii) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (i) through (xiii) above and paragraph (xv) below;

(xiii) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(xiv) other Indebtedness in an aggregate principal amount not exceeding $5,000,000;

(xv) Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.07;

(xvi) Indebtedness representing deferred compensation to employees of the Borrower incurred in the ordinary course of business;

(xvii) Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants or directors of a Parent, Holdings, the Borrower or any Subsidiary in connection with repurchases of Equity Interests permitted by Section 6.08(a); and

(xviii) Permitted Subordinated Indebtedness and Permitted Holdings Debt without any limitation as to amount so long as the Net Proceeds of such Permitted Subordinated Indebtedness or Permitted Holdings Debt are used, promptly after such Net Proceeds are received, (A) to consummate one or more Permitted Acquisitions so long as after giving effect to the incurrence of such Permitted Subordinated Indebtedness or Permitted Holdings Debt and such Permitted Acquisition, the Leverage Ratio would be less than or equal to the Leverage Ratio prior to giving effect to the incurrence of such Permitted Subordinated Indebtedness or Permitted Holdings Debt and such Permitted Acquisition or (B) applied to prepay Term Loans; provided, that no Default has occurred and is continuing or would result therefrom.

(b) The Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) Non-Cash Pay Preferred Stock of the Borrower, issued to Holdings and pledged pursuant to the Collateral Agreement and (ii) preferred stock or other preferred Equity Interests of a Subsidiary, issued to a Loan Party and pledged pursuant to the Collateral Agreement.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien existing on the date hereof and set forth in Schedule 6.02 on any property or asset of the Borrower or any Subsidiary;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds and after acquired property of any acquired Subsidiary to the extent required by the terms of any Indebtedness assumed in such acquisition and permitted pursuant to Section 6.01(a)) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the greater of (A) the cost of acquiring, constructing or improving such fixed or capital assets, including transaction costs incurred in connection therewith and (B) the fair market value of such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of the Borrower or any other Subsidiary (other than proceeds); provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(f) Cash deposits securing any Swap Agreement entered into in connection with the Loans hereunder;

(g) (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(h) Liens disclosed by the title insurance policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(i) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(l) licenses of Intellectual Property granted in the ordinary course of business;

(m) leases or subleases granted to others that do not interfere in any material respect with the business of the Borrower or any Subsidiary;

(n) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens arising from precautionary UCC financing statements in connection with operating leases;

(p) Liens on the Equity Interests of any joint venture entity consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(q) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (d) of the definition thereof;

(r) Liens granted by any Subsidiary that is not a Loan Party in favor of the Borrower or any other Loan Party in respect of Indebtedness owed by such Subsidiary; and

(s) other Liens with respect to property or assets of the Borrower or any Subsidiary securing Indebtedness or other obligations not at any time in excess of $500,000.

SECTION 6.03 Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, (iii) any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the

Lenders and (v) any asset sale permitted by Section 6.05(i) may be effected through the merger of a Subsidiary of the Borrower with a third party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Holdings will not conduct, transact or otherwise engage at any time in any business or business activity, acquire any assets, incur any Indebtedness, or suffer to exist any Liens on its assets (other than Liens permitted by Section 6.02), other than (i) ownership and acquisition of the Equity Interests in the Borrower, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Subordinated Debt Documents, the indenture or other documentation governing any Permitted Holdings Debt or other documentation governing any Permitted Holdings Debt (and Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) the payment of dividends and Taxes, (vi) the issuance of and the performance of obligations in respect of its Equity Interests, (vii) the acquisition of assets that are contributed to the Borrower, (viii) the formation of a single purpose corporation to act as a co-issuer of any Permitted Holdings Debt, and (ix) activities and liabilities incidental to its maintenance and continuance and the ownership of the Borrower and its Subsidiaries and to the foregoing activities. Notwithstanding anything to the contrary contained in herein, (A) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and (B) Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in the Borrower (other than pursuant to the Loan Documents).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment, except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment may not be increased except by the terms of the governing documents of such Investment as in effect on the Closing Date or as otherwise permitted by this Section 6.04;

(c) Investments by the Borrower and its Subsidiaries in any other Subsidiary or in any Unrestricted Subsidiary or joint venture; provided that the aggregate amount of Investments by Loan Parties in, loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties or are Unrestricted Subsidiaries or joint ventures shall not at any time exceed $20,000,000; and provided, further that loans or advances made by any Subsidiary that is not a Loan Party or an Unrestricted Subsidiary to a Loan Party shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

(d) Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Subsidiary shall not Guarantee the Senior Subordinated Debt unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, (B) such Guarantee of the Senior Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Debt and (C) such Guarantee of the Senior Subordinated Debt provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations, and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above of this Section 6.04;

(e) Permitted Acquisitions;

(f) Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) accounts receivable, security deposits and prepayments arising and extensions of trade credit in the ordinary course of business and any assets and securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss and any prepayments and other credits to suppliers in the ordinary course of business;

(h) Investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;

(i) Swap Agreements entered into in compliance with Section 6.07;

(j) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k) acquisitions by the Borrower of obligations of one or more officers or other employees of a Parent, Holdings, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(l) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(m) Investment in joint ventures by the Borrower or any Subsidiary made with Eligible Equity Proceeds that have not been applied to other Eligible Equity Proceeds Uses, provided that such Investment is made not later than 90 days after the receipt of such Eligible Equity Proceeds by the Borrower;

(n) loans and advances by the Borrower and any of its Subsidiaries to their employees in the ordinary course of business and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $500,000 and advances of payroll payments and expenses to employees in the ordinary course of business;

(o) Investments resulting from pledges and deposits referred to in Section 6.02(b) and 6.02(g); and

(p) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a) (which loans and advances shall be treated as Restricted Payments for purposes of determining compliance with Section 6.08(a)).

Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall form, acquire or otherwise make any Investment in any Person that, as a result of such Investment, would be or become a Foreign Subsidiary. It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 6.04, such amount shall deemed to be the amount of such Investment when made, purchased or acquired without regard for subsequent increases or decreases in value of such Investments as of the date of such determination.

SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment or other worn-out property or assets and Permitted Investments in the ordinary course of business and (z) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of defaulted or other accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sale and leaseback transactions permitted by Section 6.06;

(e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any property or asset of the Borrower or any Subsidiary;

(f) licensing and cross-licensing arrangements involving any technology or Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business; and

(g) sales, transfers, other dispositions or abandonment of Intellectual Property in the ordinary course of business;

(h) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Closing Date in reliance upon this clause (i) shall not exceed the greater of $20,000,000 and 3.5% of Consolidated Total Assets;

(i) sales, transfers and other dispositions of assets to the extent such transaction constitutes an Investment permitted by Section 6.04; and

(j) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (a)(z), (b), (c), (f), (g) and (i) above) shall be made for at least 85% cash and Permitted Investments consideration (provided that for purposes of this clause (x) and the immediately following clause (y), (1) the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be cash and (2) dispositions of Permitted Investments and sale and leaseback transactions shall be made for 100% cash and Permitted Investments consideration), (y) all sales, transfers, leases and other dispositions permitted by clause (c) or (e) above and all sales of Permitted Investments shall be made for fair value and (z) all sales, transfers, leases and other dispositions in excess of $1,000,000 permitted by clauses (a) (other than Permitted Investments), (g) and (i) above shall be made for fair value.

SECTION 6.06 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for the sale of any fixed or capital assets that is made for cash and Permitted Investments consideration and for the fair market value of such fixed or capital asset; provided, however, that all Capital Lease Obligations and Liens associated with such sale and leaseback transaction are permitted by Sections 6.01(a)(vi) and 6.02(e).

SECTION 6.07 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) in the conduct of its business or the management of its liabilities and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) Subsidiaries of the Borrower may declare and pay dividends ratably (or in a manner more favorable to the Borrower or Subsidiaries) with respect to their capital stock;

(ii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees, directors or consultants (including former employees, directors or consultants) of any Parent, Holdings, the Borrower and its Subsidiaries; provided that the amount thereof does not exceed $1,000,000 in any calendar year;

(iii) the Borrower may pay dividends to Holdings at any time in such amounts as may be necessary to permit Holdings or a Parent to pay its expenses and liabilities incurred in the ordinary course (other than payments in respect of Indebtedness or Restricted Payments), including (A) payment of franchise taxes and other fees required to maintain its corporate existence and (B) to the extent deducted from net income in calculating Consolidated Net Income, to pay for general corporate and overhead expenses (including salaries and other compensation of employees) which are attributable or allocable to the ownership and operations of the Borrower and the Subsidiaries;

(iv) provided no Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings with Eligible Equity Proceeds that have not been applied to any other Eligible Equity Proceeds Uses; provided that such Restricted Payments are made not later than 90 days after the receipt of such Eligible Equity Proceeds by the Borrower;

(v) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(vi) the Borrower or any Subsidiary may make Restricted Payments to Holdings (i) in amounts required for Holdings or a Parent to pay federal, state and local income Taxes imposed directly on Holdings or a Parent to the extent such Taxes are attributable to the income of the Borrower and its Subsidiaries (including, without limitation, by virtue of Holdings or a Parent being the common parent of a consolidated or combined Tax group of which the Borrower and/or its Subsidiaries are members); provided, however, that the amount of any such dividends or distributions (plus any taxes payable directly by the Borrower and its Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Borrower and/or its Subsidiaries had the Borrower been the common parent of a separate tax group that included only the Borrower and its Subsidiaries, (ii) in amounts equal to the amounts required for Holdings or a Parent to pay fees required to maintain its legal existence and (iii) to pay any reasonable fees or expenses related to unsuccessful debt or equity offerings of Holdings or a Parent.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Senior Subordinated Debt, Permitted Subordinated Indebtedness or other subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) repurchases, repayments, defeasance or other retirement of the Senior Subordinated Notes made with Eligible Equity Proceeds that have not been applied to any other Eligible Equity Proceeds Uses, provided such repurchase or repayment is made within 90 days after receipt of such Eligible Equity Proceeds by the Borrower; and provided that this Section 6.08(b) shall not prohibit cancellation of Indebtedness of the Borrower owing to Holdings in consideration for the issuance of additional common equity of the Borrower to Holdings; and

(vi) payments in the ordinary course of business of principal or interest on any Indebtedness between or among the Borrower and any of its Subsidiaries, provided that such payments are not otherwise prohibited by the terms of any of the Loan Documents.

(c) The Borrower will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person (including any Unrestricted Subsidiary) for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment, repurchase, repayment or distribution restricted by this Section or under Section 6.09 that could not be made directly by the Borrower in accordance with the provisions of this Section.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;

(b) transactions that (i) have been approved by a majority of the members of the board of directors of the Borrower having no personal stake in such transactions and certified by a Financial Officer or executive officer of the Borrower as being on terms and conditions not less favorable to the Borrower or its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate or (ii) have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Subsidiaries or on terms and conditions not less favorable to the Borrower and its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;

(c) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate;

(d) any Restricted Payment permitted by Section 6.08;

(e) any payments to the Sponsor consisting of (i) management, consulting, monitoring and advisory fees in an amount not to exceed $500,000 in any fiscal year (plus all or any portion of such $500,000 amount accrued and unpaid in any prior fiscal year); provided that no such fees shall be paid if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing and (ii) in each case, all reasonable out-of-pocket expenses incurred by, and indemnification payments owed to, the Sponsor in connection with its performance of management, consulting, monitoring, financial advisory or other services with respect to the Borrower and its Subsidiaries;

(f) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved in good faith by the board of directors of the Borrower or of a Subsidiary, as appropriate, provided that any Restricted Payments contemplated thereby will be subject to Section 6.08(a);

(g) the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the board of directors of the Borrower;

(h) (i) loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of the Borrower in good faith, to the extent permitted by Section 6.04(n) and (ii) other Investments pursuant to Section 6.04(c), (d), (n) or (q), and transactions permitted by Section 6.05(i) to the extent constituting such Investments;

(i) the payment of compensation, reasonable fees and reimbursement of expenses to, and indemnity provided on behalf of, directors, officers, consultants and employees of Holdings, of the Borrower and of the Subsidiaries;

(j) any purchase by Holdings of Equity Interests of the Borrower or contributions by Holdings to the equity capital of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Agent pursuant to the Collateral Agreement;

(k) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice; and

(l) the entry into and performance of any tax sharing agreement permitted by Section 6.08(a)(vi).

SECTION 6.10 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Senior Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (and shall not apply to any extension or renewal of, or any amendment or modification not expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness, provided that the terms of any such restrictions or conditions are not materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements, (viii) the foregoing shall not apply to customary net worth provisions contained in real property leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (ix) the foregoing shall not apply to customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10 and (x) the foregoing shall not apply to customary provisions in joint venture agreements.

SECTION 6.11 Change in Business. Except for any Permitted Business or any business reasonably related, incidental or ancillary thereto, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.

SECTION 6.12 Fiscal Year. Neither Holdings nor the Borrower shall change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.

SECTION 6.13 Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) any Senior Subordinated Debt Document, (ii) the Sponsor Management Agreement or (iii) its certificate of incorporation, by-laws or other organizational documents if, in each case referred to above, such amendment, modification or waiver, taken as a whole, is adverse in any material respect to the interests of the Lenders.

SECTION 6.14 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Period	Ratio
Fourth Quarter 2011	1.25 to 1.00
First Quarter 2012	1.25 to 1.00
Second Quarter 2012	1.25 to 1.00
Third Quarter 2012	1.25 to 1.00
Fourth Quarter 2012	1.25 to 1.00
First Quarter 2013 and thereafter	1.30 to 1.00

SECTION 6.15 Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Period	Ratio
Fourth Quarter 2011	6.00 to 1.00
First Quarter 2012	6.00 to 1.00
Second Quarter 2012	5.75 to 1.00
Third Quarter 2012	5.75 to 1.00
Fourth Quarter 2012	5.75 to 1.00

First Quarter 2013	5.50 to 1.00
Second Quarter 2013	5.50 to 1.00
Third Quarter 2013	5.50 to 1.00
Fourth Quarter 2013	5.25 to 1.00
First Quarter 2014	5.25 to 1.00
Second Quarter 2014	5.00 to 1.00
Third Quarter 2014	5.00 to 1.00
Fourth Quarter 2014	5.00 to 1.00
First Quarter 2015	4.75 to 1.00
Second Quarter 2015	4.75 to 1.00
Third Quarter 2015	4.75 to 1.00
Fourth Quarter 2015 and thereafter	4.50 to 1.00

SECTION 6.16 Cumulative Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA, for each of the periods set forth below to be less than:

Period	Amount
For the fiscal quarter ending March 31, 2011	$10,000,000
For the two fiscal quarters ending June, 30, 2011	$20,000,000
For the three fiscal quarters ending September 30, 2011	$30,000,000

SECTION 6.17 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditure, except for (a) Capital Expenditures not exceeding $8,000,000 in the aggregate for the Borrower and its Subsidiaries during any fiscal year and (b) additional Capital Expenditures not exceeding $10,000,000 in the aggregate for the Borrower and its Subsidiaries during the term of this Agreement.

SECTION 6.18 Partnerships, Etc. The Borrower will not, and will not permit any Subsidiary to, become a general partner in any general or limited partnership or joint venture, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

SECTION 6.19 Anti-Hoarding. The Borrower will not, at any time when any Revolving Loans are outstanding, permit the aggregate amount of cash and Permitted Investments held by the Loan Parties to exceed $10,000,000 for a period of 5 consecutive Business Days, which period may be extended for an additional 5 Business Days if the Borrower delivers a notice to the Administrative Agent that such excess cash and Permitted Investments is to be promptly applied to a use permitted by this Agreement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower), 5.11, 5.12 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to all applicable grace periods contained in the applicable instrument) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.03), or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief, (v) make a general assignment for the benefit of its creditors or (vi) generally not pay its debts as such debts become due, or admit in writing its inability to pay its debts generally;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 (net of amounts covered by insurance) shall be rendered against Holdings, the Borrower, any Subsidiary and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred that, alone or together with any other ERISA Events that have occurred for which liability remains unsatisfied, would reasonably be expected to result in a Material Adverse Effect; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan(s); (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien (perfected as, or having the priority, required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as set forth herein and therein) on any Collateral having, in the aggregate, a value in excess of $7,500,000, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or to file Uniform Commercial Code continuation statements or any other filings required to maintain such perfection or priority and except to the extent such loss is covered by a Lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer;

(m) a Change in Control shall occur; or

(n) any Guarantee under the Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent). The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by Holdings, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing), to appoint a successor which successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Holdings or the Borrower, to it at 5340 Legacy Drive, Suite 150, Plano, Texas 75024, Attention of Chris Walker, Chief Financial Officer (Telecopy No. 469-241-2197), with a copy to Ropes & Gray LLP, Prudential Tower, 1211 Avenue of the Americas, New York, NY 10036-8704, Attention of Sunil Savkar (Telecopy No. 646-728-1533);

(ii) if to the Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of John H Ngo (Telecopy No. 713-374-4312), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Bruce S. Borden (Telecopy No. 212-622-4557);

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, N.A., Letter of Credit Dept., 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610, Attention of James Alonzo (Telecopy No. 813-432-5161), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Bruce S. Borden (Telecopy No. 212-622-4557); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20, Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement held by any Lender or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of such Lender, (iii) postpone the final maturity of any Lender’s Loan, or any scheduled date of payment of the principal amount of any Lender’s Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement held by any Lender, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of such Lender, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the last sentence of Section 2.08(d) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings from its Guarantee under the Collateral Agreement or release a substantial portion of the Guarantees of the Subsidiary Loan Parties under the Collateral Agreement (except as expressly provided therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (ix) change the order of application of any mandatory prepayment of Loans from the application thereof set forth in Section 2.11 without the written consent of Lenders holding a majority in interest of the outstanding Term Loan and unused Commitments of each affected Class; (x) change the order of application of payments under Section 19 of the Collateral Agreement without the written consent of each affected Lender; (xi) amend, modify or waive (A) the second sentence of Section 5.11, (B) Section 6.05(h) or (C) Section 6.19 without the written consent of the Majority Revolving Lenders; or (xii) waive any conditions to the making of any Revolving Loan or issuance, increase, renewal or extension of a Letter of Credit without the written consent of Revolving Lenders holding a majority in interest of the Revolving Commitments; provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank without the prior written consent of the Agent, or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Agent (and, if its rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (xi), inclusive, of the first proviso to Section 9.02(b), the consent of Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if any such Lender’s consent is required with respect to less than all Classes of Loans (or related Commitments), to replace only the Commitments and/or Loans of such non-consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.19 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such nonconsenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each Class of outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent and/or cash collateralize its LC Exposure, in accordance with Section 2.05(j); provided (A) that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), Required Lenders at such time (determined after giving effect to the proposed action) shall specifically consent thereto and (B) any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five Business Days and no later than 90 days after the relevant transaction; provided further that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 9.02(b).

(d) Without the consent of the Lenders or Issuing Banks, the Loan Parties and the Administrative Agent may (in their sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any Collateral, or so that the security interests therein comply with applicable law.

(e) Notwithstanding the provisions of clause (b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agent and the Arranger and such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger, the Issuing Bank or any Lender (including the reasonable fees, charges and disbursements of transaction and documentation counsel for the Agent, the Arranger, the Issuing Bank and any Lender and such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arranger) in connection with documentary Taxes or the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Agent, the Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel (including such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and the Arranger), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Mortgaged Property, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether instituted by any Loan Party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s material breach of its Obligations under the Loan Documents or from the gross negligence or willful misconduct of such Indemnitee, or (y) for the avoidance of doubt, related to Taxes, which shall be governed exclusively by Section 2.15 and Section 2.17.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Bank under paragraph (a) or (b) of this Section and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Agent, and each Revolving Lender agrees to pay to the Issuing Bank such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” with respect to payments to the Agent shall be determined based upon its share of the sum of the total Revolving Extensions of Credit, outstanding Term Loans and unused Commitments at the time, and a Revolving Lender’s “pro rata share” with respect to payments to the Issuing Bank shall be determined based upon its share of the sum of the total Revolving Extensions of Credit and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees ((x) other than a natural person or (y) with respect to assignments of Revolving Commitments, a Defaulting Lender or its Affiliates), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (x) for an assignment by a Revolving Lender to an existing Revolving Lender, an Affiliate of an existing Revolving Lender or an Approved Fund (as defined below) of a Revolving Lender or an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (y) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, to any assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent (and, in the case of an assignment of all or a portion of any Lender’s obligations in respect of its Revolving Commitment (or its LC Exposure in connection therewith), the Issuing Bank), provided that no consent of the Administrative Agent or Issuing Bank, as the case may be, shall be required (x) for an assignment of Revolving Loans to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment or (y) for an assignment of Term Loans to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of assignments of Revolving Commitments or Revolving Loans, and $1,000,000 in the case of assignments of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing; provided, further that simultaneous assignments to or by related Approved Funds shall be treated as one assignment for purposes of the minimum assignment requirement.

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans (it being understood that any assignment of Term Loans shall include a ratable assignment of the portion of the Term Loans held by the assigning Lender attributable to PIK Interest);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only a single processing and recordation fee of $3,500 will be payable with respect to any multiple assignments to a Lender, an Affiliate of a Lender or an Approved Fund pursuant to clause (ii)(A) above that are simultaneously consummated);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) unless an Event of Default under clause (a), (b) with respect to interest only, (h) or (i) of Article VII has occurred and is continuing, no assignment may be made to any person specified in writing as a “Disqualified Lender” by the Borrower to the Administrative Agent prior to the Closing Date; the list of such persons shall be available to any Lender upon its reasonable request.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time, which register shall indicate that each lender is entitled to interest paid with respect to such Loans and LC Disbursements (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Anything in this Section 9.04 to the contrary notwithstanding, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign and pledge all or any portion of its Commitments and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(c) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from any Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding anything contained herein to the contrary unless an Event of Default under clause (a), (b) with respect to interest only, (h) or (i) of Article VII has occurred and is continuing, no participation may be sold to any person specified in writing as a “Disqualified Lender” by the Borrower to the Administrative Agent prior to the Closing Date; the list of such persons shall be available to any Lender upon its reasonable request.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) If the Borrower wishes to replace the Loans or Commitments under any facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.02 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.02(e)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.03(b). By receiving such purchase price, the Lenders under such facility shall automatically be deemed to have assigned the Loans or Commitments under such facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (e) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (unless the obligations owing to the Issuing Bank in respect of such Letter of Credit are secured by cash collateral or another letter of credit in either case on terms reasonably acceptable to such Issuing Bank and the Revolving Lenders) and so long as the Commitments have not expired or terminated.

The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application, provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the state of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER

LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) to any pledgee under Section 9.04(d) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Termination or Release. (a) At such time as the Loans, the Borrower’s obligations to reimburse the Issuing Bank pursuant to Section 2.05(e) for LC Disbursements, all accrued interest and fees under this Agreement, and all other obligations under the Loan Documents (other than (i) obligations under Sections 2.15, 2.17 and 9.03 that are not then due and payable and (ii) obligations in respect of outstanding Letters of Credit) shall have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have been discharged or cash collateralized to the reasonable satisfaction of the Agent and Issuing Bank (each of which shall have confirmed such satisfaction by written notice to the Borrower), the Collateral shall be released from the Liens created by the Security Documents, and the obligations (other than those expressly stated to survive termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) A Subsidiary Loan Party shall automatically be released from its obligations under the Collateral Agreement and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower or is designated an Unrestricted Subsidiary.

(c) Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent or any Lender.

SECTION 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFECARE HOLDINGS, INC.

by	/s/ Chris Walker
Name: Chris Walker
Title: Chief Financial Officer

LCI HOLDCO, LLC,

by	/s/ Chris Walker
Name: Chris Walker
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Bruce Borden
Name: Bruce Borden
Title: Executive Director